Exhibit 99.1

Genie Energy Ltd. Reports Fourth Quarter and Year End 2012 Results

NEWARK, NJ — March 13, 2013:  Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported EBITDA and income from operations of $1.9 million and net income attributable to common stockholders of $1.8 million for the fourth quarter, the three months ended December 31, 2012.   For the full year 2012, Genie Energy reported EBITDA of $3.2 million and income from operations of $3.0 million.  The full year net loss attributable to common stockholders was $3.5 million.

Genie Energy’s Board of Directors has declared a quarterly dividend of $0.1594 per share of Series 2012-A Preferred Stock (NYSE: GNEPRA) for the first quarter of its 2013 fiscal year, the three months ending March 31, 2013.  The quarterly dividend will be paid on May 15, 2013 to shareholders of record as of the close of business on May 8, 2013.  The ex-dividend date is May 6, 2013. The tax treatment of the dividend will be announced on the investor relations page of the Genie Energy website prior to the payment date. On February 15, 2013 Genie distributed $0.1317 per preferred share which will be treated as a return of capital and not as a dividend for tax purposes.

RECENT AND 4Q12 HIGHLIGHTS

●	Consolidated revenues (+$21.8 million), gross profit (+$7.7 million) and EBITDA (+$4.8 million) increased strongly year over year on higher gas and electric consumption

●	IDT Energy increased EBITDA by $6.4 million compared to 4Q11, to $7.9 million

●	In early March, 2013, AMSO, LLC initiated start up of its oil shale pilot test in Colorado.

●
On February 20, 2013, the government of Israel awarded a Genie Energy subsidiary an exclusive petroleum exploration license covering 396.5 square kilometers in the Southern portion of the Golan Heights.  The Company believes that the license area may contain significant quantities of conventional oil and gas in relatively tight formations

●	Also in Israel, the Supreme Court rejected both pending legal challenges to IEI’s oil shale exploration license during 4Q12

●	Fully diluted net income per share attributable to Genie Energy’s common stockholders of $0.08 compared to a diluted loss per share of $(0.06) in 4Q11

●	Net cash used in operating activities of $2.2 million compared to net cash provided by operating activities of $0.8 million in 4Q11

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “This was a significant and positive quarter both for our retail energy business and for Genie Oil and Gas.  IDT Energy again performed very well with a significant increase in profitability.  On the GOGAS side of the business, the Supreme Court of Israel cleared away two legal challenges to IEI’s oil shale development license and our Genie Israel Oil and Gas subsidiary was recently awarded an exclusive exploration license covering what we believe may be a significant quantity of conventional oil in relatively tight formations.  In Colorado, we are excited that after addressing our equipment issues, during the first quarter of 2013 we have begun operations of AMSO’s in-situ pilot test.”

Geoff Rochwarger, Genie Energy’s Vice Chairman and IDT Energy’s CEO, said, “IDT Energy had another strong quarter despite the disruptive impact of Hurricane Sandy.  Revenue, gross profit and EBITDA all increased substantially compared to the year ago quarter on the strength of a 74.6% increase in electric revenue.  The hurricane and its aftermath reduced new customer acquisitions and acquisition expense below normalized levels, but we expect that the long term impact on our business will not be significant.”

GENIE ENERGY CONSOLIDATED RESULTS FOR 4Q12 AND FULL YEAR 2012

$ in millions, except EPS	4Q12	4Q11	YoY Change (%/$)	2012	2011	2012 / 2011 Change (%/$)
Revenues	$65.4	$43.6	+49.9%	$229.5	$197.9	+15.9%
Gross profit	$18.5	$10.7	+72.2%	$69.6	$56.7	+22.7%
Gross margin percentage	28.2%	24.6%	+360 basis points	30.3%	28.7%	+160 basis points
SG&A expense	$13.4	$10.8	+24.5%	$54.0	$40.4	+33.6%
Research and development expense	$2.2	$1.6	+39.5%	$9.4	$7.4	+25.8%
Equity in the net loss of AMSO, LLC	$0.9	$1.2	$(0.3)	$3.2	$5.7	$(2.5)
EBITDA*	$1.9	$(2.9)	$4.8	$3.2	$3.2	$—
Income (loss) from operations	$1.9	$(2.9)	$4.8	$3.0	$3.1	$(0.1)
Net income (loss) attributable to Genie Energy’s common stockholders	$1.8	$(1.2)	$3.0	$(3.5)	$0.7	$(4.2)
Diluted income (loss) per share attributable to Genie Energy’s common stockholders	$0.08	$(0.06)	$0.14	$(0.17)	$0.03	$(0.20)
Net cash (used in) provided by operating activities	$(2.2)	$0.8	$(3.0)	$(1.0)	$1.9	$(2.9)

*EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that may be more indicative of Genie Energy’s or the relevant segment’s core operating results than the nearest GAAP measures.  Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of EBITDA and reconciliation to the most directly comparable GAAP measure.

Genie Energy’s revenues, direct costs of revenues, and gross profit are generated entirely by its retail energy provider business.  For the discussion of those metrics, please see the results of the retail energy provider segment, IDT Energy, below.

SG&A expense in 4Q12 increased 24.5% year over year to $13.4 million.  SG&A expense for the full year 2012 was $54.0 million compared to $40.4 million in 2011.  Please see the segment discussions below for additional details.  The increase in both periods primarily reflects the increase in IDT Energy’s SG&A expense, business development activity within Genie Oil and Gas (GOGAS) as well as incremental expenses associated with operating as a separate public company following Genie Energy’s spin-off from IDT Corporation (NYSE: IDT) in October 2011.  Corporate G&A, inclusive of non-cash compensation expense, was $2.1 million in 4Q12 compared to $1.2 million in 4Q11, and $7.9 million in 2012 compared to $2.1 million in 2011.

Research and development expense during 4Q12, all of which was incurred by the GOGAS segment, was $2.2 million, compared to $1.6 million in the year ago quarter. For all of 2012, research and development expense was $9.4 million compared to $7.4 million in 2011.

Equity in the loss of AMSO, LLC was $0.9 million in 4Q12, compared $1.2 million in 4Q11. For all of 2012, equity in the net loss of AMSO, LLC was $3.2 million compared to $5.7 million in 2011.  The GOGAS segment description below provides additional details.

EBITDA was $1.9 million in 4Q12, compared to an EBITDA loss of $(2.9) million in 4Q11. The increase was substantially the result of the increased gross profit generated by growth in IDT Energy’s customer base, partially offset by higher levels of SG&A throughout the Company.  For the full years, EBITDA was $3.2 million in both 2012 and 2011 as the strong increase in IDT Energy’s EBITDA was offset by increasing G&A and R&D expense at Genie Oil and Gas, and increased corporate G&A.

Net income attributable to Genie Energy’s common stockholders was $1.8 million ($0.08 per diluted share) in 4Q12 compared to net loss attributable to Genie Energy’s common stockholders of $(1.2) million ($(0.06) per diluted share) in the year ago period.  For all of 2012, net loss attributable to Genie Energy’s common stockholders was $3.5 million ($0.17 per diluted share) compared to net income attributable to Genie Energy’s common stockholders of $0.7 million ($0.03 per diluted share) in 2011.

During 4Q12, the Company settled a pending New York City gross receipts tax audit with a payment of $5.5 million.  The liability from the audit, which covered all of the periods since the inception of IDT Energy, was previously fully accrued and, as a result, the settlement did not materially impact net income in 4Q12.

On March 5, 2013, Genie’s offer to exchange shares of Class B Common Stock for shares of Series 2012-A Preferred Stock on a one-for-one basis expired.  Approximately 0.3 million shares were tendered and exchanged during the renewed exchange period.  Approximately 1.6 million shares were tendered and exchanged in the initial exchange offer which concluded in October 2012.

The base annual dividend of $0.6375 on the approximately 1.9 million shares issued of Genie Energy’s Series 2012-A Preferred Stock is expected to reduce net income available to common stockholders by approximately $1.2 million each year.  In 4Q12, the dividend reduced net income available to common stockholders by $0.2 million.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of December 31, 2012, Genie Energy had $150.3 million in total assets including $92.9 million in cash, cash equivalents, restricted cash, certificates of deposit and marketable securities.  Genie Energy’s liabilities totaled $32.2 million, with no long term debt outstanding.

Net cash used in operating activities was $(2.2) million during 4Q12, compared to net cash provided by operating activities of $0.8 million during 4Q11.  In 2012, net cash used in operating activities was $(1.0) million compared to net cash provided by operating activities of $1.9 million in 2011. Operating cash flow in both periods was impacted by the $5.5 million tax settlement referenced above.

RESULTS BY SEGMENT

IDT Energy

$ in millions	4Q12	4Q11	YoY Change (%/$)	2012	2011	2012/2011 Change (%/$)
Total revenues	$65.4	$43.6	+49.9%	$229.5	$197.9	+15.9%
Electric revenues	$48.2	$27.6	+74.6%	$174.3	$134.4	+29.7%
Natural gas revenues	$17.2	$16.0	+7.4%	$55.2	$63.6	(13.2)%
Gross profit	$18.5	$10.7	+72.2%	$69.6	$56.7	+22.7%
Gross margin percentage	28.2%	24.6%	+360 basis points	30.3%	28.7%	+160 basis points
SG&A expense	$10.6	$9.3	+14.3%	$44.6	$37.0	+20.4%
EBITDA	$7.9	$1.5	+$6.4	$25.0	$19.7	+27.3%
Income from operations	$7.9	$1.4	+$6.4	$25.0	$19.6	+27.2%

During 4Q12, IDT Energy entered its fourth electric utility territory in Maryland, with an addressable market of 240,000 meters.  During all of 2012, IDT Energy entered six new electric territories in Pennsylvania and Maryland and a dual meter territory in Maryland - with an aggregate addressable market of approximately 2.8 million electric meters and 0.7 million gas meters.

At December 31, 2012, IDT Energy had approximately 502,000 meters enrolled, an increase of 15% year over year and a 4% decrease sequentially. The aggregate meter increase reflects a 30% increase year over year in electric meters enrolled to 331,000 partially offset by a 7% decline year over year in gas meters enrolled to 171,000.  These changes reflect the concentration of customer acquisition activities in newly entered utility territories, which were predominantly electric-only utilities. Gross meter acquisitions were 79,000 in 4Q12 compared to 89,000 in 4Q11.  The year over year decline in gross meter additions reflected the impact of Hurricane Sandy and the lower rate of customer acquisitions in newly entered Maryland utility territories compared to the Pennsylvania territories the Company had entered recently in the year ago quarter.

Meters at end of Quarter (in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Electricity meters	331	343	313	289	254
Natural gas meters	171	180	182	186	184
Total	502	523	495	475	438

Average monthly churn was 6.8% in 4Q12, unchanged from 4Q11 and an increase from 6.6% in 3Q12.  The sequential increase in the churn rate was primarily due to the significant gross meter acquisitions during the first nine months of 2012, as churn rates tend to be highest for newly enrolled customers.

IDT Energy increased residential customer equivalents (RCE’s) 26% year over year and decreased 3% sequentially to 312,000 at December 31, 2012.

RCEs at end of Quarter (in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Electricity RCEs	238	235	204	176	153
Natural gas RCEs	74	87	88	82	95
Total	312	322	292	258	248

Electricity RCEs increased 56% to 238,000 at December 31, 2012 compared to the year ago level reflecting net meter acquisitions predominantly in Pennsylvania, and an increase in the average consumption per meter as a result of meter acquisition programs focused on areas with larger homes.

Natural gas RCEs decreased 22% year over year to 74,000.  The decline in natural gas RCEs reflects the impact of the unseasonably mild winter of 2011-2012 on the 12-month natural gas consumption histories that are the basis for calculating RCEs served (while the RCE benchmark amount remains unchanged), as well as the decline in natural gas meters enrolled.

IDT Energy’s revenues during 4Q12 increased 49.9% to $65.4 million from $43.6 million in the year ago quarter.

Electric revenues increased 74.6% year over year to $48.2 million, reflecting a 77.1% year over year increase in kWh sold.  The increase in kWh sold more than offset a 1.4% decline in average revenue per kWh of electricity sold.

Natural gas revenues were $17.2 million during 4Q12, a 7.4% increase compared to 4Q11.  Therms sold increased by 8.4% year over year, which more than offset a 0.9% decrease in average revenue per therm sold.

Gross profit increased to $18.5 million in 4Q12, compared to $10.7 million in 4Q11, driven primarily by the increase in kWh sold.

Gross margin during 4Q12 was 28.2%, a 360 basis point increase year over year, primarily due to a significant increase in natural gas gross margin. The average cost per therm sold decreased 13% year over year, which had a favorable impact on natural gas gross margin.

IDT Energy’s SG&A expense during 4Q12 was $10.6 million compared to $9.3 million in the year ago period. The increase was due predominantly to increases in payroll expense, customer acquisition costs, consolidated billing service fees and consulting and professional fees. SG&A expense in 4Q11 included a $0.9 million charge for sales and use tax pertaining to liabilities incurred in prior periods, which reduced the increase in SG&A expense in 4Q12 compared to 4Q11.

IDT Energy generated $7.9 million in EBITDA and income from operations during 4Q12, compared to $1.5 million in EBITDA and $1.4 million in income from operations in 4Q11.  The increase was substantially the result of the increase in gross profit compared to the year ago quarter, partially offset by higher SG&A expense.

Financing fees charged by BP Energy, IDT Energy’s preferred supplier, were $0.8 million in 4Q12 compared to $0.6 million in 4Q11 as a result of higher consumption by IDT Energy’s customer base. For 2012 and 2011, the comparable totals were $2.9 million and $2.2 million, respectively.

Genie Oil and Gas (GOGAS)

GOGAS’ projects include in-situ oil shale projects in Colorado and Israel and a new conventional oil exploration project in Israel.

GOGAS currently generates no revenue.  GOGAS’ operating expense consists primarily of research and development expense incurred by Israel Energy Initiatives, Ltd. (IEI), and by its global resource exploration, intellectual property development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.  GOGAS expects that its Genie Israel Oil and Gas subsidiary will begin to incur significant expenses related to its exploration program in 2Q13 under the exploration license granted to it in February 2013.

GOGAS reported $2.9 million of combined R&D and G&A expense in 4Q12, compared to $1.9 million in the year ago quarter.  For the full 2012 year, combined R&D and G&A expense was $10.8 million compared to $8.7 million in 2011.  The increases reflect an increase in R&D expense at IEI and in GOGAS’ global exploration and business development efforts.  Equity in the net loss of AMSO, LLC decreased to $0.9 million in 4Q12 from $1.2 million in the year ago quarter reflecting the lower levels of spending associated with the substantial completion of pilot plant construction. GOGAS’ loss from operations was $3.9 million for 4Q12, compared to $3.2 million in 4Q11.

AMSO, LLC is a joint venture oil shale exploration and production initiative with Total, S.A. operating pursuant to a federal Research, Development and Demonstration lease on federal lands in Colorado.

AMSO, LLC has constructed a pilot facility designed to validate key assumptions of its in-situ oil shale recovery process and has received all permits required for pilot test operations. After addressing equipment related issues that delayed the start of pilot test operations in 2012, AMSO recently initiated pilot test start-up. In early March, 2013, AMSO, LLC initiated start up of its oil shale pilot test in Colorado.  Once the pilot attains steady-state operations, AMSO will analyze the pilot operation’s data and adjust processes as necessary.

IEI holds an exclusive Oil Shale Exploration and Production license covering 238 square kilometers in the Shfela basin region in Israel.

During 4Q12, the Supreme Court of Israel rejected the two lawsuits pending before it that sought to cancel the regulations governing the permitting process of oil and gas exploration, and cancel the exploration license granted to IEI.  IEI continues to await the final regulations required for preparation and submission of an environmental impact statement, which is a necessary prerequisite for the submission of a permit application to construct and operate an oil shale pilot test facility.

On February 20, 2013, the government of Israel awarded a Genie Energy subsidiary, Genie Israel Oil and Gas, Ltd., an exclusive petroleum exploration license covering 396.5 square kilometers in the Southern portion of the Golan Heights. The Company believes, based on its preliminary analysis and interpretation of existing seismic and other geological data, that the newly issued license area may contain significant quantities of conventional oil and gas in relatively tight formations.  The Company expects to conduct an initial exploration program of up to 36 months including geophysical testing, drilling and analysis to evaluate its preliminary hypothesis.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern today, March 13th, to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial toll-free 1-877-317-6789 or 1-412-317-6789 (international) and request the Genie Energy call.

Approximately one hour after the call concludes, an audio file of the call in MP3 format replay will be available on the “Investors” section of the Genie Energy website www.genie.com/investors.  In addition, a teleconference replay will be available through March 27, 2012 at 1-877-344-7529 (US toll free) or at 1-412-317-0088 (international).  Callers should ask for conference call #10025499.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include in-situ oil shale projects in Colorado and Israel and a conventional oil exploration program in Israel. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

December 31 (in thousands)	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$69,409	$102,220
Restricted cash	10,841	591
Certificates of deposit	2,205	—
Marketable securities	10,485	—
Trade accounts receivable, net of allowance for doubtful accounts of $130 at December 31, 2012 and 2011	40,932	26,212
Inventory	2,644	4,067
Prepaid expenses	3,315	3,953
Deferred income tax assets, net—current portion	599	3,081
Other current assets	771	1,626
TOTAL CURRENT ASSETS	141,201	141,750
Property and equipment, net	409	446
Goodwill	3,663	3,663
Deferred income tax assets, net—long-term portion	—	2,026
Other assets	5,033	2,309
TOTAL ASSETS	$150,306	$150,194
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$20,641	$12,929
Accrued expenses	7,832	9,152
Advances from customers	1,472	2,253
Income taxes payable	1,244	2,624
Dividend payable	211	1,148
Due to IDT Corporation	600	757
Other current liabilities	209	1,032
TOTAL CURRENT LIABILITIES	32,209	29,895
Commitments and contingencies
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 1,605 and nil shares issued and outstanding at December 31, 2012 and 2011, respectively	13,639	—
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at December 31, 2012 and 2011	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 19,827 and 21,382 shares issued and 19,800 and 21,382 shares outstanding at December 31, 2012 and 2011, respectively	198	214
Additional paid-in capital	80,196	92,321
Treasury stock, at cost, consisting of 27 and nil shares of Class B common at December 31, 2012 and 2011, respectively	(204)	—
Accumulated other comprehensive income (loss)	270	(137)
Retained earnings	28,375	34,924
Total Genie Energy Ltd. stockholders’ equity	122,490	127,338
Noncontrolling interests:
Noncontrolling interests	(3,393)	(6,039)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(4,393)	(7,039)
TOTAL EQUITY	118,097	120,299
TOTAL LIABILITIES AND EQUITY	$150,306	$150,194

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Year ended December 31,
(in thousands, except per share data)	2012	2011	4Q12	4Q11
REVENUES	$229,459	$197,921	$65,403	$43,620
Direct cost of revenues	159,872	141,223	46,936	32,896
GROSS PROFIT	69,587	56,698	18,467	10,724
OPERATING EXPENSES AND LOSSES:
Selling, general and administrative (i)	54,000	40,432	13,429	10,783
Research and development	9,365	7,445	2,224	1,594
Equity in the net loss of AMSO, LLC	3,175	5,675	922	1,208
Income (loss) from operations	3,047	3,146	1,892	(2,861)
Interest income	404	82	127	29
Financing fees	(2,913)	(2,178)	(816)	(593)
Other expense, net	(143)	(1,409)	(47)	(718)
Income (loss) before income taxes	395	(359)	1,156	(4,143)
(Provision for) benefit from income taxes	(2,930)	(3,380)	(97)	2,058
NET (LOSS) INCOME	(2,535)	(3,739)	1,059	(2,085)
Net (income) loss attributable to noncontrolling interests	(746)	4,484	949	924
NET (LOSS) INCOME ATTRIBUTABLE TO GENIE ENERGY LTD.	(3,281)	745	2,008	(1,161)
Dividends on preferred stock	(211)	—	(211)	—
NET (LOSS) INCOME ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$(3,492)	$745	$1,797	$(1,161)
(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.17)	$0.04	$0.09	$(0.06)
Diluted	$(0.17)	$0.03	$0.08	$(0.06)

Weighted-average number of shares used in calculation of (loss) earnings per share
Basic	20,687	20,365	19,674	20,365
Diluted	20,687	22,493	21,297	20,365

(i) Stock-based compensation included in selling, general and administrative expense	$3,429	$581	$815	$483

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Year ended December 31,
(in thousands)	2012	2011
OPERATING ACTIVITIES
Net loss	$(2,535)	$(3,739)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	124	27
Deferred income taxes	4,508	(2,793)
Stock-based compensation	3,429	581
Equity in the net loss of AMSO, LLC	3,175	5,675
Change in assets and liabilities:
Restricted cash	(233)	—
Trade accounts receivable	(14,711)	971
Inventory	1,423	(556)
Prepaid expenses	638	(1,977)
Other current assets and other assets	(783)	(2,207)
Trade accounts payable, accrued expenses and other current liabilities	6,275	5,271
Advances from customers	(781)	(123)
Due to IDT Corporation	(157)	—
Income taxes payable	(1,380)	813
Net cash (used in) provided by operating activities	(1,008)	1,943
INVESTING ACTIVITIES
Capital expenditures	(91)	(241)
Capital contributions to AMSO, LLC	(4,102)	(3,468)
Increase in restricted cash	—	(81)
Issuance of notes receivable	(650)	—
Purchase of licenses and security deposits	(175)	—
Purchases of certificates of deposit	(2,205)	—
Purchases of marketable securities	(11,484)	—
Proceeds from maturities of marketable securities	966	—
Net cash used in investing activities	(17,741)	(3,790)
FINANCING ACTIVITIES
Capital contribution from IDT Corporation in connection with the spin-off	—	82,183
Dividends paid	(4,205)	—
Funding provided by (repaid to) IDT Corporation	—	(7,368)
Repurchase of noncontrolling interests	—	(1,528)
Proceeds from exercise of stock options	5	—
Increase in restricted cash	(10,017)	—
Repurchases of common stock and Class B common stock	(204)	—
Net cash (used in) provided by financing activities	(14,421)	73,287
Effect of exchange rate changes on cash and cash equivalents	359	—
Net (decrease) increase in cash and cash equivalents	(32,811)	71,440
Cash and cash equivalents at beginning of period	102,220	30,780
Cash and cash equivalents at end of period	$69,409	$102,220

Reconciliation of Non-GAAP Financial Measure for the Fourth Quarter of 2012 and the Year Ended December 31, 2012

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the fourth quarter of 2012 EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation (which is included in selling, general and administrative expense). Another way of calculating EBITDA is to start with income (loss) from operations and add depreciation.

Management believes that Genie Energy’s EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. EBITDA may also be an indicator of the strength and performance of Genie Energy’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur debt. In addition, Genie Energy has historically reported EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy expects to incur nominal capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and for Genie Energy on a consolidated basis.

Genie Energy Ltd. Reconciliation of EBITDA to Income (Loss) from Operations (unaudited) $ in thousands

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended December 31, 2012 (4Q12)
Revenues	$65,403	$65,403	$-	$-
Direct cost of revenues	46,936	46,936	-	-
Gross profit	18,467	18,467	-	-
Selling, general and administrative excluding depreciation	13,397	10,593	701	2,103
Research and development	2,224	-	2,224	-
Equity in net loss of AMSO, LLC	922	-	922	-
EBITDA	1,924	7,874	(3,847)	(2,103)
Subtract:
Depreciation	32	9	23	-
Income (loss) from operations	$1,892	$7,865	$(3,870)	$(2,103)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended December 31, 2011(4Q11)
Revenues	$43,620	$43,620	$-	$-
Direct cost of revenues	32,896	32,896	-	-
Gross profit	10,724	10,724	-	-
Selling, general and administrative excluding depreciation	10,774	9,272	350	1,152
Research and development	1,594	-	1,594	-
Equity in net loss of AMSO, LLC	1,208	-	1,208	-
EBITDA	(2,852)	1,452	(3,152)	(1,152)
Subtract:
Depreciation	9	7	2	-
(Loss) income from operations	$(2,861)	$1,445	$(3,154)	$(1,152)

Genie Energy Ltd. Reconciliation of EBITDA to Income (Loss) from Operations (unaudited) $ in thousands
	Total	IDT Energy	GOGAS	Corporate
Year Ended December 31, 2012
Revenues	$229,459	$229,459	$-	$-
Direct cost of revenues	159,872	159,872	-	-
Gross profit	69,587	69,587	-	-
Selling, general and administrative excluding depreciation	53,877	44,575	1,416	7,886
Research and development	9,365	-	9,365	-
Equity in net loss of AMSO, LLC	3,175	-	3,175	-
EBITDA	3,170	25,012	(13,956)	(7,886)
Subtract:
Depreciation	123	40	82	1
Income (loss) from operations	$3,047	$24,972	$(14,038)	$(7,887)

	Total	IDT Energy	GOGAS	Corporate
Year Ended December 31, 2011
Revenues	$197,921	$197,921	$-	$-
Direct cost of revenues	141,223	141,223	-	-
Gross profit	56,698	56,698	-	-
Selling, general and administrative excluding depreciation	40,405	37,047	1,223	2,135
Research and development	7,445	-	7,445	-
Equity in net loss of AMSO, LLC	5,675	-	5,675	-
EBITDA	3,173	19,651	(14,343)	(2,135)
Subtract:
Depreciation	27	25	2	-
Income (loss) from operations	$3,146	$19,626	$(14,345)	$(2,135)